EXHIBIT 10.39
February 10, 2006
Stephen D. Okland, JR.
25 Old Farm Road
Hopkinton, MA 01748
(508) 497-0905 (H)
(774) 242-9070 (M)
Dear Stephen:
We are pleased to offer you the position of Vice President of Sales for the Spectranetics Corporation. Your compensation will be $180,000 annually or $6,923.08 bi-weekly. You will receive a 125,000 stock options, effective your date of hire. The options vest 25% one-year following your original grant date and 6.25% each calendar quarter thereafter (total vesting period of four years). All of your rights and interests to the stock options are defined specifically in the 1997 Equity Participation Plan of The Spectranetics Corporation. At the discretion of the Board of Directors, additional options may be granted based on Company and personal performance.
You are eligible to participate in the Quarterly Bonus Program, which at the current annual target is $130,000 based on your achieving established objectives.
If you sell your home and relocate to Colorado Springs within your first 24 months of employment, Spectranetics will reimburse your normal home sale commission costs, reimburse you for the cost of moving your household goods, up to two vehicles and a house-hunting trip for you and your spouse.
You will receive a signing bonus of $5,000. If you should leave Spectranetics either voluntarily or for cause within the first 12 months following your relocation, you will be obligated to reimburse all expenses paid by Spectranetics for the movement of your household goods and home sale commissions within 60 days following your last day of employment.
You will report directly to me and your start date is to be determined.
You will be eligible to participate in our medical/dental benefits program the first of the month following date of hire. The following benefits have a 60 to 90 day waiting period: 401(k), Company Paid Group Life and AD&D, Short Term and Long Term Disability, Voluntary Life Insurance and ESPP (Employee Stock Purchase Plan). These along with other benefits will be explained in detail during your orientation.
This employment offer is also subject to your compliance with the following requirements and completion of forms:
1.	Confidentiality Agreement: We are offering you a position of trust, which requires the maintenance of confidence. This agreement outlines your commitment to respect the proprietary nature of our business; it also discusses Colorado’s employment-at-will doctrine. Therefore, it will be necessary for you to execute this agreement before your start date.
2.	Employment Eligibility Verification Form (Form I-9): All employees are required to prove their eligibility to work in the United States as required by the U.S. Immigration Law.

Stephen D. Okland, JR.
3.	Employment Application

4.	W-4 Form

5.	Personal Information Form
Please fax a signed copy of your acceptance of this offer letter to Sandra Guenette, Director of Human Resources, at (719) 482-1396.
Again Stephen, we are very pleased to offer you this position and are excited about you becoming a key member of our executive team. If you have any questions or concerns, please feel free to contact Sandra or me.
Sincerely,
Will McGuire, COO
Spectranetics
96 Talamine Court
Colorado Springs, CO 80907
719-633-8333 Office
719-442-2534 Direct
ACCEPTED:
/s/ Stephen Okland	February 10, 2006

Stephen Okland Signature	Date